Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-204739, 333-180163, 333-150014, and 333-120523 on Form S-8 of Costco Wholesale Corporation of our report dated June 29, 2023 appearing in this Annual Report on Form 11-K of Costco 401(k) Retirement Plan for the year ended December 31, 2022.
/s/ Crowe LLP
Oak Brook, Illinois
June 29, 2023